Exhibit 99.(l)(2)

December 18, 2008

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019

RE:    Taiwan Greater China Fund

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Taiwan Greater China Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission on July 15, 2008 (the "Registration Statement"), with respect to certain of its Common Shares of Beneficial Interest, par value of $.01 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

     In connection with the furnishing of this opinion, we have examined the following documents:

      (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

      (b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Fund’s Amended and Restated Declaration of Trust and of all amendments thereto on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”);

      (c) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Declaration of Trust, the Fund’s By-Laws (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust at a meeting held on June 24, 2008 (the “Resolutions”); and

      (d) a printer's proof dated December 17, 2008 of Pre-Effective Amendment No. 1 to the Registration Statement, to be filed with the Securities and Exchange Commission.

Clifford Chance US LLP
December 10, 2008

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that Amendment No. 1 to the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have further assumed that the Declaration of Trust and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

      This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Declaration of Trust or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1.    The Fund is legally existing under the Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association

Clifford Chance US LLP
December 10, 2008

with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2.    The Shares, when their issuance has been duly authorized by appropriate action of the Board of Trustees of the Trust and they have been issued and sold in accordance with the Declaration of Trust and By-Laws and delivered against payment of the authorized consideration therefor, will be legally issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP